Exhibit 99.5
FOURTH AMENDMENT TO
2017 AMENDMENT AND RESTATEMENT OF
AVERY DENNISON CORPORATION
EMPLOYEE SAVINGS PLAN
WHEREAS, Avery Dennison Corporation (the “Company”) sponsors and maintains the Avery Dennison Corporation Employee Savings Plan (the “Plan”) for the exclusive benefit of its eligible employees;
WHEREAS, it is necessary and desirable to amend the Plan in order to: (i) reflect the merger of the Smartrac Technology Fletcher, Inc. 401(k) Plan into the Plan, (ii) update the hardship withdrawal rules to comply with final Internal Revenue Service regulations, (iii) increase the cap on automatic increases in accordance with Section 102 of the Setting Every Community Up for Retirement Enhancement (SECURE) Act of 2019, (iv) expand participants’ in-service withdrawal rights to improve administration of the Plan, and (v) make certain additional changes; and
WHEREAS, the Chief Executive Officer of the Company has the power and authority to approve such changes to the Plan pursuant to Section 17.2 of the Plan and certain resolutions adopted by the Board of Directors of the Company on July 23, 2008.
NOW, THEREFORE, pursuant to the power and authority delegated to the Chief Executive Officer of the Company, the Plan is hereby amended as follows, effective as of the dates indicated below:
1.Effective January 1, 2021, Section 1.33 of the Plan is amended as follows:
    “Section 1.33    Hardship
(a)    ‘Hardship’ of a Participant as determined by the Administrator in its discretion on the basis of all relevant facts and circumstances and in accordance with the following nondiscriminatory and objective standards, uniformly interpreted and consistently applied, and without regard to the existence of other resources which are reasonably available to the Participant in question, shall mean any one or more of the following:
(i)    Unreimbursed expenses previously incurred for (or necessary to obtain) medical care described in Code Section 213(d), determined without regard to the limitations in Section 213(a) (relating to the applicable percentage of adjusted gross income and the recipients of the medical care) for him, his spouse or his dependents (as described in Code Section 152 but without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B));
(ii)    Costs directly related to the purchase (excluding mortgage payments) of a principal residence for him;
(iii)    Payment of tuition, room and board expenses and related educational fees for up to the next twelve months of post-secondary education for him, his spouse, children or dependent (as described in Code Section 152 but without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B));
(iv)    Payments necessary to prevent his eviction from his principal residence, or foreclosure on the mortgage of his principal residence;

(v)    Payments for burial or funeral expenses for his parent, spouse, children or dependent (as described in Code Section 152 without regard to Code Section 152(d)(1)(B));
(vi)    Expenses for the repair of damage to his principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to Code Section 165(h)(5) and whether the loss exceeds 10% of adjusted gross income);
(vii)    Expenses and losses (including loss of income) incurred by the Participant on account of a disaster declared by the Federal Emergency Management Agency (‘FEMA’) provided that his principal residence or principal place of employment at the time of the disaster was located in an area designated by FEMA for individual assistance with respect to the disaster; or
(viii) Any other event identified by the Commissioner of Internal Revenue in revenue rulings, notices and/or other documents of general applicability for inclusion in the foregoing list.
(b)    A financial need shall not fail to qualify as immediate and heavy merely because such need was reasonably foreseeable by the Participant or voluntarily incurred by him.”
2.Effective February 1, 2021, Section 1.35 of the Plan is amended by adding the following new paragraph (f) immediately following paragraph (e) thereof:
“(f)    For each employee of ACPO Ltd. on January 31, 2021 who becomes an Employee on February 1, 2021, any reference to “Company” in this Section for periods before February 1, 2021 shall include ACPO Ltd. for purposes of determining his or her Years of Vesting Service under Section 1.78.”
3.Effective January 1, 2021, Section 3.1(e)(i) of the Plan is amended as follows:
“(i)    Eligibility.     Except as provided in paragraph (ii), these automatic increase provisions apply to a Participant if the sum of his PTS Contribution rate and ATS Contribution rate (determined as of the date selected by the Administrator (the “determination date”)) is greater than 0% but less than 15%. These provisions apply to Participants who have been automatically enrolled as well as to those who have made an affirmative election to contribute.”
4.Effective January 1, 2019, by deleting Section 3.1(e)(ii)(c).
5.Effective January 1, 2021, the last sentence of Section 3.1(e)(iii) is amended as follows:
“Notwithstanding the above and in accordance with Code Section 401(k)(13)(C)(iii), no automatic increase shall increase the sum of the Participant’s PTS Contribution rate and ATS Contribution rate as of the determination date above 15%.”
6.Effective January 1, 2022, Section 9.3 of the Plan is amended as follows:
    “Section 9.3    In-Service Withdrawals

(a)    A Participant who is an Employee of a Company or a Company Affiliate may withdraw (i) all or a portion of his ATS Account, (ii) all or a portion of his Company Contributions Account (described in Supplement H), and (iii) such other Accounts described in any Supplement. Such withdrawals shall not be made more frequently than at six month intervals.

(b)    A Participant who is an Employee of a Company or a Company Affiliate may withdraw (i) all or a portion of his Rollover Account and (ii) such other Accounts described in any Supplement. Such withdrawals may be made at any time.”

7.Effective January 1, 2019, Section 9.4 of the Plan is amended as follows:
“Section 9.4    Hardship Withdrawals
    (a)    Any Participant who is an Employee of a Company or a Company Affiliate shall be permitted to make a cash withdrawal on account of Hardship.

    (b)    The amount of the Hardship withdrawal can be up to one hundred percent of the following Participant accounts:

(i)    his PTS Account;
(ii)    his Rollover Account;
(iii)    his ATS Account;
(iv)    his Company Contributions Account described in Supplement H;
(v)    his Dennison ESOP Accounts described in Supplement E; and
(vi)    such other accounts described in any Supplement;

but shall not exceed the amount which is necessary to satisfy the Hardship (including any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution).

(c)    As a condition of receiving a Hardship withdrawal, each of the following requirements must be satisfied:
(i)    the Participant has obtained all currently available distributions (including distributions of cash dividends under Section 6.4 but excluding other Hardship distributions) currently available under all deferred compensation plans within the meaning of Treas. Reg. Section 1.401(k)-1(d)(3)(iv)(F) maintained by a Company or any Company Affiliate; and
(ii)     the Participant makes a representation in writing (including an electronic confirmation) or on a recorded telephone call that:
(A)    The requested withdrawal is not in excess of the amount of the immediate and heavy financial need, including any amounts necessary to pay any federal, state and local income taxes or penalties; and
(B)    He or she has insufficient cash or other liquid assets reasonably available to satisfy the need;
provided, however, that the Administrator does not have actual knowledge contrary to such representation. However, the Administrator shall have no duty or obligation to verify or investigate the Participant’s representations and may rely on the representations where it is reasonable to do so.”

8.Effective January 1, 2022, by substituting the following for Section 9.6 of the Plan:
“Section 9.6    Withdrawals Upon Attainment of Age Fifty-Nine and One Half
A Participant who remains in the employ of a Company or a Company Affiliate after attaining age fifty-nine and one-half may elect, in accordance with the Rules of the Plan, to make a withdrawal of all or a portion of his vested Accounts. For the avoidance of doubt, this withdrawal right shall extend to Accounts established under a Supplement of the Plan. Such withdrawals shall not be made more frequently than at six month intervals.”
9.Effective May 4, 2020, by adding the following new Section 14.10 to the Plan immediately following Section 14.9 thereof:
“Section 14.10        Temporary Extension of Deadlines
On May 4, 2020, the Employee Benefits Security Administration, Department of Labor, Internal Revenue Service and Department of the Treasury (the “Agencies”) issued COVID-19-related relief to temporarily extend the deadlines to file ERISA claims and appeals. Under this relief, the period from March 1, 2020 until 60 days after the announced end of the national emergency (or such other date announced by the Agencies) will be disregarded in determining the deadlines for a Claimant to file appeals under Sections 14.3(a) and 14.5; provided, however, that no more than one year will be disregarded in determining an individual deadline.”
10.Effective January 1, 2022, by adding the following new Sections C9.3 and C9.4 to Supplement C of the Plan, immediately following Section C1.8 thereof:
“Section C9.3 – In-Service Withdrawals
(b)    A Participant or Merged Participant who is an Employee of a Company or a Company Affiliate may elect in accordance with the Rules of the Plan to make a cash withdrawal of all or a portion of the amount credited to his Kingsbacher-Murphy Rollover Account.
Section C9.4 – Hardship Withdrawals
(b)    A Participant or Merged Participant who is an Employee of a Company or a Company Affiliate shall be permitted to make a cash withdrawal on account of Hardship from his Kingsbacher-Murphy Rollover Account in accordance with the Rules of the Plan.”
11.Effective January 1, 2022, by substituting the following new Sections D9.4 and D9.6 for Section D9.6 of Supplement D of the Plan:
“Section D9.4 – Hardship Withdrawals
(b)    A Participant or Merged Participant who is an Employee of a Company or a Company Affiliate shall be permitted to make a cash withdrawal on account of Hardship from his Dennison 401(k) Rollover Account in accordance with the Rules of the Plan.
Section D9.6 – [Reserved]”

12.Effective January 1, 2022, by substituting the following new Sections G9.4 and G9.6 for Section G9.6 of Supplement G of the Plan:
“Section G9.4 – Hardship Withdrawals
(b)    A Participant or Merged Participant who is an Employee of a Company or a Company Affiliate shall be permitted to make a cash withdrawal on account of Hardship from his ADOPCo 401(k) Rollover Account in accordance with the Rules of the Plan.
Section G9.6 – [Reserved]”
13.Effective January 1, 2022, by substituting the following for Sections H9.2 and H9.6 of Supplement H of the Plan:
“Section H9.2 – [Reserved]
Section H9.6 – [Reserved]”
14.Effective January 1, 2022, by substituting the following new Sections J9.4 and J9.6 for Section J9.6 of Supplement J of the Plan:
“Section J9.4 – Hardship Withdrawals
    (b)    A Participant or Merged Participant who is an Employee of a Company or a Company Affiliate shall be permitted to make a cash withdrawal on account of Hardship from his Bear Rock Rollover Contribution Account in accordance with the Rules of the Plan.
Section J9.6 – [Reserved]”
15.Effective January 1, 2022, by substituting the following new Sections K9.3, K9.4 and K9.6 for Section K9.6 of Supplement K of the Plan:
“Section K9.3 – In-Service Withdrawals
    (a)    A Participant or Merged Participant who is an Employee of a Company or a Company Affiliate may elect in accordance with the Rules of the Plan to make a cash withdrawal of all or a portion of the sub-account of the Stimsonite Salary Savings Contributions Account holding after-tax contributions and related earnings. Such withdrawals shall not be made more frequently than at six month intervals.
    (b)    A Participant or Merged Participant who is an Employee of a Company or a Company Affiliate may elect in accordance with the Rules of the Plan to make a cash withdrawal of all or a portion of his Stimsonite Rollover Account.
Section K9.4 – Hardship Withdrawals
        (b)    A Participant who is an Employee of a Company or a Company Affiliate shall be permitted to make a cash withdrawal on account of Hardship from his Stimsonite Rollover Account and his Stimsonite Salary Savings Contribution Account in accordance with the Rules of the Plan.
Section K9.6 – [Reserved]”

16.Effective January 1, 2022, by substituting the following for Sections L9.6 of Supplement L of the Plan:
“Section L9.6. – [Reserved]”
17.Effective January 1, 2022, by substituting the following new Sections M9.4 and M9.6 for Section M9.6 of Supplement M of the Plan:
“Section M9.4 – Hardship Withdrawals
(b)    A Participant who is an Employee of a Company or a Company Affiliate shall be permitted to make a cash withdrawal on account of Hardship from his RVL Packaging Rollover Account in accordance with the Rules of the Plan.
Section M9.6 – [Reserved]”
18.Effective January 1, 2022, by substituting the following new Sections N9.4 and N9.6 for Section N9.6 of Supplement N of the Plan:
“Section N9.4 – Hardship Withdrawals
(b)    A Participant who is an Employee of a Company or a Company Affiliate shall be permitted to make a cash withdrawal on account of Hardship from his RVL Labels Rollover Account in accordance with the Rules of the Plan.
Section N9.6 – [Reserved]”
19.Effective January 1, 2022, by substituting the following new Sections O9.3, O9.4 and O9.6 for Section O9.6 of Supplement O of the Plan:
“Section O9.3 – In-Service Withdrawals
    (b)    A Participant who is an Employee of a Company or a Company Affiliate may elect in accordance with the Rules of the Plan to make a cash withdrawal of all or a portion of the amount credited to his L&E Rollover Account.
Section O9.4 – Hardship Withdrawals
    (b)    A Participant who is an Employee of a Company or a Company Affiliate shall be permitted to make a cash withdrawal on account of Hardship from his L&E Rollover Account in accordance with the Rules of the Plan.
Section O9.6 – [Reserved]”
20.Effective January 1, 2022, by substituting the following new Sections P9.3, P9.4 and P9.6 for Sections P9.2 and P9.6 of Supplement P of the Plan:
“Section P9.3 – In-Service Withdrawals
    (b)    A Participant or Merged Participant who is an Employee of a Company or a Company Affiliate may elect in accordance with the Rules of the Plan to make a cash withdrawal of all or a portion of the amount credited to his DM Label Rollover Account.

    (c)    A Participant or Merged Participant may elect to start to receive his DM Label Accounts upon his Normal Retirement Date in accordance with Article XI, even if he continues to be an Employee.
Section P9.4 – Hardship Withdrawals
    (b)    A Participant who is an Employee of a Company or a Company Affiliate shall be permitted to make a cash withdrawal on account of Hardship from his DM Label Rollover Account and his DM Label Elective Deferral Contributions Account in accordance with the Rules of the Plan.
Section P9.6 – [Reserved]”
21.Effective January 1, 2022, by substituting the following new Sections Q9.4 and Q9.6 for Section Q9.6 of Supplement Q of the Plan:
“Section Q9.4 – Hardship Withdrawals
    (b)     A Participant who is an Employee of a Company or a Company Affiliate shall be permitted to make a cash withdrawal on account of Hardship from his Paxar 401(k) Account, his Paxar After-Tax Account and his Paxar Rollover Account in accordance with the Rules of the Plan.
Section Q9.6 – [Reserved]”
22.Effective upon the close of business on December 31, 2021, by adding a new Supplement R to the Plan immediately following Supplement Q thereof:
“SUPPLEMENT R
This Supplement contains provisions which modify and supplement the Plan in order to effectuate the merger of the Smartrac Technology Fletcher, Inc. 401(k) Plan (the “SMT Plan”) into the Plan, effective as of the close of business on December 31, 2021, in accordance with Code Sections 411(d)(6) and 414(l) and the Treasury Regulations and other guidance issued thereunder. This Supplement E shall apply only to SMT Participants (defined below).
On or as soon as practicable following the SMT Merger Date, the assets of the trust that funds the SMT Plan shall be transferred to the Trust Fund. Pursuant to this transfer of assets, amounts in the SMT Plan constituting (1) pre-tax contribution accounts, (2) Roth contribution accounts, (3) regular non-safe harbor matching contribution accounts, (4) safe harbor matching contribution accounts, (5) qualified nonelective contribution accounts, (6) rollover contribution accounts, and (7) profit sharing contribution accounts shall be maintained under the Plan in (1) PTS Accounts, (2) SMT Roth Accounts (defined below), (3) SMT Company Matching Accounts (defined below), (4) SMT Safe Harbor Matching Account, (5) Qualified Accounts, (6) SMT Rollover Accounts (defined below), and (7) SMT Profit Sharing Accounts (defined below), respectively.
Section R1.1 - Accounts
“Accounts” of a Participant shall include his SMT Accounts.
Section R1.2 – Hour of Service
For purposes of Section 1.35, any reference to the “Company” with respect to periods before the SMT Merger Date shall include Smartrac Technology Fletcher, Inc. or an affiliated company.

Section R1.3 – SMT Accounts
“SMT Accounts” of a SMT Participant shall mean his SMT Company Matching Account, SMT Profit Sharing Account, SMT Rollover Account, SMT Roth Account, and SMT Safe Harbor Matching Account.
Section R1.4 – SMT Company Matching Account
“SMT Company Matching Account” shall mean the individual account in the Plan established for a SMT Participant as a result of the merger of the SMT Plan into the Plan, effective as of the SMT Merger Date. The SMT Company Matching Account shall hold certain non-safe harbor matching contributions that were made to the SMT Plan with respect to time periods preceding the SMT Merger Date.
Section R1.5 – SMT Merger Date
“SMT Merger Date” shall mean the date that the SMT Plan merges with and into the Plan which is effective as of the close of business on December 31, 2021.
Section R1.6 – SMT Participant
“SMT Participant” shall mean any person who was a participant with an account in the SMT Plan as of December 31, 2021. An SMT Participant is a Participant in the Plan.
Section R1.7 – SMT Plan
“SMT Plan” shall mean the Smartrac Technology Fletcher, Inc. 401(k) Plan.
Section R1.8 – SMT Profit Sharing Account
“SMT Profit Sharing Account” shall mean the individual account in the Plan established for a SMT Participant as a result of the merger of the SMT Plan into the Plan, effective as of the SMT Merger Date. The SMT Profit Sharing Account shall hold discretionary profit sharing contributions that were made to the SMT Plan with respect to time periods preceding the SMT Merger Date. The Plan may establish separate sub-accounts for the SMT Profit Sharing Account in order to account for the different vesting schedules described in Section R9.1.
Section R1.9 – SMT Rollover Account
“SMT Rollover Account” shall mean the individual account in the Plan established for a SMT Participant as a result of the merger of the SMT Plan into the Plan, effective as of the SMT Merger Date. The SMT Rollover Account shall hold rollover contributions that were made to the SMT Plan prior to the SMT Merger Date.
Section R1.10 – SMT Roth Account
    “SMT Roth Account” shall mean the individual account in the Plan established for a SMT Participant as a result of the merger of the SMT Plan into the Plan, effective as of the SMT Merger Date. The SMT Roth Account shall hold Roth contributions that were made to the SMT Plan with respect to compensation earned on or prior to the SMT Merger Date.

Section R1.11 – SMT Safe Harbor Matching Account
“SMT Safe Harbor Matching Account” shall mean the individual account in the Plan established for a SMT Participant as a result of the merger of the SMT Plan into the Plan, effective as of the SMT Merger Date. The SMT Safe Harbor Matching Account shall hold certain harbor matching contributions that were made to the SMT Plan with respect to time periods preceding the SMT Merger Date.
Section R1.12 – Years of Vesting Service
“Years of Vesting Service” shall include all service treated as “Vesting Service” under the provisions of the SMT Plan as of the SMT Merger Date. For the avoidance of doubt, Vesting Service under the SMT Plan included service with SMARTRAC Technology Group.
Section R2.2– Carryover of Contribution Elections
    Each Employee who (i) was eligible to contribute to the SMT Plan as of December 23, 2021, and (ii) is eligible to contribute to the Plan as of January 1, 2022 shall be deemed to have elected the same pre-tax contribution rate under the Plan as he had elected under the SMT Plan until he makes a different contribution election pursuant to Section 3.1 of the Plan. The carryover of such pre-tax contribution rates shall be implemented as soon as administratively feasible after the SMT Merger Date. Roth contribution rates shall not be carried over from the SMT Plan to the Plan.
Section R7.1– Available Investments
(a)    Investment Mapping. The investment elections of each SMT Participant in effect under the SMT Plan as of December 23, 2021 shall be carried over and mapped to reasonably similar Investment Funds under the Plan as soon as reasonably practicable after the SMT Merger Date. Upon the end of the blackout period, SMT Participants shall have the right to invest their Accounts in the available Investment Funds, the Company Stock Fund and a brokerage window in accordance with the Rules of the Plan.
Section R9.1 – Vesting of Accounts
(a)    Each SMT Participant’s interest in his PTS Account, SMT Roth Account, SMT Company Matching Account, SMT Safe Harbor Matching Account, Qualified Account and SMT Rollover Account shall be fully Vested at all times.
(b)     (i)    Each SMT Participant’s interest in his SMT Profit Sharing Account shall be Vested at all times provided that he is an Employee of a Company or a Company Affiliate on December 31, 2021.
(ii)     Each SMT Participant who is not described in subsection (i) shall be Vested in his SMT Profit Sharing Account according to the following schedule:

Years of Vesting Service	Vested Percentage
less than 2	0%
2	20%
3	40%
4	60%
5	80%
6	100%

(c)    The interest of a SMT Participant in his SMT Profit Sharing Account shall become fully Vested upon the earliest to occur of
(i)    his death while employed by a Company or a Company Affiliate (including his death while performing qualified military service),
(ii)    his Disability Retirement Date while employed by a Company or a Company Affiliate,
(iii)    his sixty-fifth birthday while employed by a Company or Company Affiliate, or
(iv)    the termination or discontinuation of the Plan as described in Section 17.1.
Section R9.3 –Withdrawals from SMT Accounts
(b)    A Participant who is an Employee of a Company or a Company Affiliate may elect in accordance with the Rules of the Plan to make a cash withdrawal of all or a portion of the amount credited to his SMT Rollover Account.
Section R9.4 – Hardship Withdrawals
        (b)    A Participant who is an Employee of a Company or a Company Affiliate shall be permitted to make a cash withdrawal on account of Hardship from his SMT Roth Account and SMT Rollover Account in accordance with the Rules of the Plan.
Section R16.12 – Loans to Participants or Former Participants
(a)    A Participant may borrow against his vested SMT Accounts with the approval of the Administrator in accordance with the provisions of subsection 16.12(b).
    (b)    A Participant’s outstanding loan under the SMT Plan which satisfies the requirements of Code Section 72(p) shall transfer to the Plan, together with his SMT Accounts, on the SMT Merger Date. The transferring of such SMT Plan loans may cause a Participant to exceed the otherwise applicable limitation on the number of outstanding loans under Section 16.12(b)(v).”
[Signature follows on next page]

Executed as of this 30th day of December 2021.

AVERY DENNISON CORPORATION
By: /s/ Mitchell R. Butier
Mitchell R. Butier
Chairman, President and Chief Executive Officer